UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 20, 2015

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Martin Schroeter’s second quarter earnings presentation to investors on July 20, 2015.  Certain reconciliation and other information (“Non-GAAP Supplemental Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on July 20, 2015, which included IBM’s press release dated July 20, 2015.  All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 21, 2015

	By:	/s/ Stanley J. Sutula III

Stanley J. Sutula III
Vice President and Controller

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ATTACHMENT I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here today with Martin Schroeter, IBM’s Senior Vice President and Chief Financial Officer.  I want to welcome you to our second quarter earnings presentation.

The prepared remarks will be available within a couple of hours, and a replay of the webcast will be posted by this time tomorrow.

I’ll remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Our presentation also includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end of the presentation, and in the Form 8-K submitted to the SEC.

Now, I’ll turn the call over to Martin Schroeter.

2Q and 1H 2015 Overview

Thanks Patricia.

In the second quarter, we delivered $20.8 billion of revenue and operating EPS of $3.84.  With that, our revenue for the first half was over $40 billion, operating net income was $6.7 billion, and operating EPS was $6.75.

Our revenue was down less than one percent in the quarter, and essentially flat for the first half, excluding the impact of currency and the divested businesses. Our overall revenue performance includes the continued translation impact from a strong dollar, and the impact of divested businesses.  Together these reduced our reported revenue growth by 12 to 13 points, both for the quarter and the half. I’ll focus on our revenue performance excluding the impact of currency and divestitures for the balance of the presentation.

Let me give you a quick overview of different parts of our business.

Revenue in our strategic imperatives, those that address the market trends in data, cloud and engagement, is again up more than 30 percent in the second quarter, and so up over 30 percent for the first half.  This is an acceleration from roughly 20 percent growth last year. As we’ve said before, we’re able to grow at a rate significantly faster than the market because of the industry perspective and deep insight we have from working with our clients on their core businesses to help move them to these strategic areas. We’re clearly seeing this in analytics, where our revenue is up more than 20 percent in the first half, well above market rates.  This is terrific growth on a large revenue base, recall we generated $17 billion of analytics revenue last year. The growth is led by GBS and by Systems Hardware, reflecting the new z13 and Power8 systems where they specifically address analytics workloads.  And we’re developing new markets with the advanced cognitive capabilities of Watson. Our cloud revenue was up over 70 percent year to year in the first half, and over the last 12 months our cloud revenue was $8.7 billion.  We had strong growth in both our private foundations revenue and our as-a-Service offerings and we exited the second quarter with an annual as-a-Service run rate of four and half billion dollars.  So our cloud business is substantial and growing rapidly.  The market continues to evolve beyond pure infrastructure toward higher value process-, data- and analytics-as-a-Service engagements, in the same way the Internet evolved from browsing to a full transactional business platform.  Our clients are finding value in the combination of public, private and hybrid implementations we’re able to provide. Our security business was up 10 percent for the half, and social more than 40 percent, while our mobile business quadrupled.

From a segment perspective, we saw an increase in demand in our services business, with 22 deals over $100 million this quarter, the highest number in over two years.  This contributed to a backlog that is up year to year for the first time since the end of 2013, which is certainly an encouraging data point. In our Systems business we’ve been delivering innovation and repositioning the portfolio and this quarter we again had solid revenue and profit performance.  Our System z revenue is up about 50 percent year to date, and the z13 performance is in line with previous cycles.  Power grew in the first and second quarters, led by strong growth in scale out systems, which are capturing both the UNIX and Linux opportunity and a return to growth in the high end this quarter.

And then there are parts of the business that are impacting our second quarter performance, but the transformation will pay off over the longer term. Parts of our services business aren’t delivering sufficient productivity in the base to fund the investments we’re making, and to offset the impact of currency.  Now we’ll get return on the investments over time, but it is impacting profit growth now.  We are making the shift in our offerings, as evidenced by our signings and backlog growth, but we need to drive more productivity to improve the profit profile.  And some of the geographic regions, specifically the BRIC countries, are impacting our overall performance.  I’ll expand on that when we discuss the geo performance.

Our first half performance also reflects major portfolio actions we’ve taken to continue to shift to higher value. Late last year we sold our x86 business.  You can see the benefit in our 50 basis-point improvement in gross margin.  And we recently completed the divestiture of our semiconductor manufacturing business, while we continue to focus on advanced semiconductor research.  In fact just two weeks ago we announced that an IBM Research-led alliance produced the industry’s first 7 nanometer chip, another milestone in our contributions to semiconductor innovation.  At the same time we’re making significant investments in our strategic imperatives.  For example we’ve created Watson Health, are continuing to build out cloud data centers, and we launched important new partnerships in analytics, mobile, social, and cloud.

So to sum it up, our second quarter and first-half results are a reflection of the transformation in our business, as we move to where we see the longer term value in enterprise IT.  The actions and investments are delivering strong growth in our strategic imperatives and continued innovation across our portfolio, and we’re able to drive overall margin improvement on a fairly stable revenue base.

Key Financial Metrics

I’ll move on to the financial metrics, but first let me remind you of some of the items we mentioned on our call back in April.

We said we’d grow our pre-tax income by a billion dollars quarter to quarter.  We said that we’d have more workforce rebalancing than last year, and we said we’d have lower gains in our I&E, since last year we had a gain associated with the sale of our customer care business.  And we expected the stronger dollar to continue to have a significant impact to our revenue and profit.   As always, we’ve included a view of the currency translation impact to our revenue in a chart in the backup and you’ll see that at current spot rates its impact continues to be substantial.

So now turning to the results for the quarter, we delivered $4.6 billion of Operating pre-tax income, which is up a billion dollars from the first quarter.  The year-to-year performance in pre-tax income reflects the impact of currency, higher levels of investment and higher workforce rebalancing than last year, although the workforce rebalancing charge wasn’t as large as we had initially expected.  We also had lower divestiture gains year to year.  Looking at our margins, we had a 20 basis-point improvement in gross margin, driven by our portfolio actions and the relative performance of System z.  Our pre-tax and net margins benefitted from this shift to higher value as well, but they also reflect the dynamics I just mentioned in investments, workforce rebalancing and gains which impacted expense.  Our ongoing effective tax rate remains at 20 percent, though we did benefit from a few discrete items. On the bottom line, we reported Operating EPS of $3.84.

We generated $3.4 billion of free cash flow in the quarter, which is up $400 million from last year.  Over the last 12 months, we’ve generated $13.2 billion of free cash flow, so our realization of GAAP net income is in the high 80s.   Over the last 12 months we reduced our share count by over two percent, and increased our dividend, returning about two thirds of our free cash flow to shareholders.

Revenue by Geography

Now turning to the revenue by geography, in total our performance in the major markets was consistent with last quarter, while the growth markets decelerated driven by the BRIC countries.  To put it in perspective, the BRICs impacted IBM’s overall revenue growth rate by two points in the second quarter, or said another way, our revenue excluding the BRICs would have been up one percent.

So let me start there.  Within the BRICs, only India had modest growth, building on improved operational performance in services.  The other three countries were down at a double-digit rate.  Brazil was down 16 percent, though our revenue in Brazil last year was up over 20 percent, so it was a very tough compare.  The volatility of our results in Russia continued.  And our revenue in China was down 25 percent, with fewer large transactions in the quarter.  Outside of the BRICs, many countries improved their performance sequentially.  In fact, outside of the BRICs, our growth markets revenue was up five percent, a four-point improvement from last quarter.

Looking at the major markets, revenue was flat year to year.  The year-to-year performance in many of the major market countries also improved sequentially, including Canada, Germany, Italy, France and Japan.  Two of our largest countries, Japan and Germany, posted the strongest growth.  In the US, overall revenue was down low single digit, though we once again had good System z performance, and we signed substantial new services business.

Revenue and Gross Profit Margin by Segment

Turning to the segment perspective, our total revenue was down less than one percent, and gross margin improved 20 basis points. I’ll spend more time on the revenue and profit drivers in the segment discussions, but let me just make a couple of top level comments.

Revenue in three of our five segments grew this quarter, including our largest segment, GTS.  This quarter Systems Hardware posted solid growth, with double-digit growth in z, and mid-single digit growth in Power.  And our Global Financing revenue was up, driven by equipment sales.  In the other two segments, GBS and Software, our year-to-year performance was fairly consistent with the last few quarters.

Our total margin improvement was driven by a shift to higher value.  Similar to last quarter, the shift was driven by portfolio actions, and the relative strength of System z.

Expense Summary

The reported Operating Expense and Other Income is down nine percent.  At this level of spend, our expense-to-revenue ratio was up a point and a half year to year.

As we’ve discussed in the past, within our large operational expense base we’ve got a shift going on, driving productivity in some areas, while significantly increasing our investment in the strategic imperatives.  This investment is to build capabilities, much of which will be consumed as a service, in areas like Watson, Watson Health and Bluemix and so we’ll see the benefits over the longer term.

The reported decline in expense this quarter is again driven by currency, and the divestiture of System x.  This quarter we also had a higher level of workforce rebalancing and lower divestiture gains.  I’ll comment on each.

Eleven points of the decline was driven by currency, between the translation of non-dollar spending, and the hedging gains that are reported in Other Income and SG&A.  Two points of the decline are due to the fact that we no longer have the expense of the System x business in our run rate. This quarter we took a charge of nearly $200 million for workforce rebalancing, nearly all of which is an increase year to year. This drove expense higher by three points.  And then divestiture gains were down $100 million year to year, driven by last year’s gain associated with the sale of our customer care business.  This added about a point and a half to expense growth.

Now let’s turn to the segments, and we’ll start with Services.

Services Segments

Combined Services revenue was $12.4 billion, with the year-to-year revenue trajectory a little better than in the first quarter.  We closed 22 deals greater than $100 million, balanced between renewals, and new scope or clients.  This is the third consecutive quarter of signings growth, and with it, our total backlog was up more than one percent year to year.

Global Technology Services revenue of $8.1 billion was up one percent, with growth in all three lines of business.  This is a two-point improvement from the first quarter year-to-year performance, driven by a combination of revenue from backlog, and in-period revenue.  GTS Outsourcing returned to growth, improving three points sequentially, due to several large deals signed last year that are now completing transition.  We’re seeing good traction in the contracts that combine traditional IT outsourcing with the integration of mobility, hybrid cloud, and analytics workloads. Integrated Technology Services also returned to growth this quarter with strong performance in our cloud, security and business resiliency services.  Growth in SoftLayer accelerated, as we have significantly increased capacity and new data centers since the beginning of last year, and we now have 41 cloud data centers on five continents.  Maintenance grew two percent, driven by growth in our Multivendor Support Services.  This is our hardware maintenance offering for third-party platforms, which leverages our global distribution and inventory capabilities.

Our pre-tax profit in GTS was down.  Let me spend a minute on this.  Currency drove the largest year-to-year impact given the strengthening dollar.  We continue to generate significant profits and cash flow in local currencies, but the translation of those currencies back to US dollars significantly affects our reported profit growth. The divestiture of the System x business impacted our maintenance profit and margin.  And we took a workforce rebalancing charge in the quarter, essentially all of which resulted in a year-to-year impact.  We continue to invest for growth in our Strategic Imperatives offerings such as bringing additional SoftLayer capacity online, and increasing our security and mobility go-to-market skills.  We’re also opening new Resiliency datacenters, and expanding our global delivery capabilities.  As you would expect we look to productivity as a way to fund our investments.  We didn’t drive that productivity this quarter, as we are always balancing the timing of our transformation with the dynamics of running our clients’ most critical processes.

Global Business Services revenue was $4.3 billion, down three percent.  Revenue declined in the practices focused on traditional back-office implementations.  Customers are migrating away from large ERP projects, toward smaller initiatives with cloud, mobility, and analytics as their main focus, which are often contracted in an as-a-Service model.  We have been shifting skills and work from these declining practices to the new opportunity areas. We’ve had strong growth rates in our Strategic Imperatives, but we need to shift more aggressively to improve our overall GBS business results. We’re also seeing that long-term application management is becoming more important to enterprise clients as the IT environment grows more complex.  Clients are integrating public and private cloud networks, deploying new mobile capabilities into their employee and customer base, and deploying analytics around these solutions.  These ongoing changes in clients’ needs drive both shorter-term systems integration as well as long-term management requirements, and performance improved across our Application Management Services in the second quarter.

Looking at GBS profit, there were a few drivers of the decline.  The largest impact was from the Customer Care divestiture, which drove nine points of the year-to-year decline in profit, due to the sizable gain in last year’s results.  Also, we increased the level of investments to further enable our partnerships, and we hired or reskilled additional go-to-market and delivery practitioner resources for our fast-growing Strategic Imperative offerings.  For example, we’ve hired over 2,000 incremental resources into our mobility practices, and shifted almost 1,000 to Analytics projects.  The remaining profit decline was driven by the lower revenue on what is a relatively fixed cost base in the short term.  We remain focused on our cost competitiveness through alternate labor models, more aggressively shifting resources to higher-value offerings, and enhancing our global delivery capabilities.

Software Segment

Our Software revenue of $5.8 billion was down three percent.  With that, our first half revenue was down two percent, which is consistent with the performance in the second half of last year. Key branded middleware was flat, but total software performance reflects a headwind from operating systems and other middleware.

Profit performance in software is a reflection of the overall revenue performance, a higher level of investments in areas like Watson and Bluemix, and an impact from currency translation.

We had growth across the solution areas, including security, commerce and social and within that we saw strong growth in our Software-as-a-Service offerings. Our security software revenue returned to double-digit growth.  Our security solutions bring together intelligence, integration and expertise that are essential in the world of advanced threat.  As an example, one of the Top 10 global energy firms was looking for an analytics-based approach to protect tens of thousands of systems and devices globally from advanced threats.  IBM brought together its security solutions and services expertise to establish a “security operations center” to monitor billions of logs and events on a daily basis. This intelligent approach to threat management has allowed them to focus their resources on only the handful of high priority threats that warrant further investigation. In another of our solution areas, our commerce software grew. Our commerce solutions are allowing clients to get unique insights about their customers.  Nine of the Top 10 US retailers and each of the Top 10 global banks run on IBM’s commerce solutions.  IBM Commerce now powers 30,000 organizations globally.  Our social solutions again grew double-digits, driven by strong performance in both Kenexa and advanced collaboration offerings.

We are continuing to bring innovations to our solutions areas, and deepen our industry focus. Watson is an example where we are creating a market around cognitive computing and building an as-a-service business.  Last quarter, I talked about expanding the Watson ecosystem.  This quarter, I want to focus on another aspect of our progress. Watson is being deployed across nearly 30 countries and in 20 industries.  We are currently working on hundreds of projects to expand industry domain knowledge, as well as teaching the system new languages such as Spanish, Portuguese, Japanese and Arabic. We continue to expand Watson’s reach by forging additional partnerships and just last week, we announced the formation of a joint venture with Mubadala to bring IBM Watson to the Middle East and North Africa with focus on healthcare, retail, education, banking and finance.

Our focus in software continues to be innovation, partnership and aligning to the needs of our customers and the industries in which they operate.

Systems Hardware Segment

Turning to our Systems Hardware segment, revenue of $2.1 billion was up five percent and pre-tax income was up 26 percent.  These results are a reflection of both our ability to continue to deliver innovation across our high-end systems and the significant actions we have taken.

This quarter z Systems revenue was up 15 percent and through the first half we grew about 50 percent.  Power revenue grew five percent this quarter. We saw growth in both the low-end and the high-end where we have introduced new Power8-based systems.  The capabilities of both mainframe and Power systems are resonating well with our customers, and we continue to add new customers to the platforms.

During our investor briefing earlier this year, I talked about the mission critical nature and expansion of banking transactions that our mainframe supports.  Our z Systems offer the most secure, reliable and scalable platform with the best price performance.  So, when a leading managed service provider in Europe was looking to create a cloud platform for Independent Software Vendors serving financial services clients, they opted for mainframe.  This is another new IBM mainframe customer. In that same investor day presentation, we also talked about the explosion of data and transaction volumes in the telecommunication industry.  So, when a leading telco solutions provider in China was looking to offer a “customer experience” solution to its global clients, it selected Power on Linux over x86.  The Power platform provides both higher capacity and better performance than x86, allowing them to incrementally scale-out their solution.

Our OpenPOWER strategy continues to take hold globally.  In June, the UK government joined the United States as the second major government to turn to OpenPOWER for its high performance computing priorities.  The UK government will utilize IBM’s latest OpenPOWER high performance computing and Watson-based cognitive technologies to obtain valuable insight from a variety of data sources to boost productivity and drive growth. This is a similar class of IBM OpenPOWER systems that the United States Department of Energy selected for the Lawrence Livermore and Oak Ridge National Laboratories.  I believe our Power results through the first half show that the Power strategy is working.

Our Storage hardware revenue was down four percent.  We again saw strong growth in our Flash Systems, with our new generation offerings introduced in the first half.  This growth was once again offset by the wind down of our OEM business and continued weakness in high-end disk.

Our Systems Hardware segment revenue growth and profitability improvement is a clear result of the actions we have taken to position our Systems business for the future.

Cash Flow Summary

Moving on to cash flow in the quarter, we generated $3.4 billion of free cash flow, which is up $400 million year-to-year.  Of course this is after nearly a billion dollars spend in capex, consistent with last quarter, and with last year.  Through the first half, our free cash flow of four and a half billion dollars is up over $800 million year to year.  The primary drivers were lower cash tax payments, and an improvement in our sales cycle working capital.  This was partially offset by the remaining working capital impact to cash flow from our System x divestiture, payments for performance based comp which were accrued last year, and operational performance.

As you know, our annual free cash flow generation is skewed to the end of the year, and our first-half results are in line with that skew.  You’ll remember we said that we’d improve our free cash flow realization from 2014 to 2015, and earlier this year we expected realization in the mid to high 80’s.  We now expect the full year to be about 90 percent.  So even at the low end of the profit guidance, this reflects a modest year-to-year improvement in free cash flow for the year.

Looking at uses of cash, we spent $700 million on acquisitions.  We’ve acquired five companies in the first half.  These add to our capabilities in cloud and analytics, and deepen our industry domain expertise, to further differentiate our solutions.  For example, the two acquisitions made by Watson Health strengthen IBM’s leadership in healthcare analytics and support our effort to apply cognitive computing to drive healthier patient outcomes.

In the last six months we’ve returned $4.7 billion to shareholders.  This includes $2.4 billion in dividends, and $2.3 billion in gross share repurchases, to buy back over 14 million shares.  At the end of June, we had 987 million shares outstanding and $3.9 billion remaining in our buy-back authorization.

Balance Sheet Summary

Turning to the balance sheet, we ended the quarter with a cash balance of $8.8 billion, up $300 million from December, but down from a year ago.

Total debt was $38.7 billion, of which just over $26 billion was in support of our financing business.  The leverage in our financing business remains at seven to one.  Our non-financing debt of $12.6 billion is down four and a half billion dollars from a year ago.  Our non-financing debt-to-cap was 55 percent, which is down four points from December, and almost a point lower than a year ago.

We continue to be well positioned to support our long term growth strategy.

Summary

So now let me wrap it up and talk about our expectations for the full year.

You’ve seen us move aggressively and decisively to reshape our business to best address the long term value in IT.  We’ve been shifting investments and resources, building partnerships and ecosystems, and introducing key innovations.

Since the beginning of the second quarter, we launched Watson Health, acquiring Phytel and Explorys and partnering with other leading healthcare companies.  We finalized the divestiture of our semiconductor manufacturing business to GLOBALFOUNDRIES, while we introduced a breakthrough in 7 nanometer technology.  We announced that we’d embed Spark into our analytics and commerce platforms, and formed an innovative new cloud partnership with Box. Each one of these actions contributes to our transformation, and improves our hand for the long term, but let’s talk about what it means for 2015.

In the first half, our revenue in the strategic imperatives grew more than 30 percent.  Those markets are also growing, but with our performance, we’re clearly gaining share.  The core portfolio continued to decline, in a declining market.  So together, the strategic imperatives and core delivered revenue at an IBM level that was roughly flat.

So for the full year, we continue to expect to deliver Operating EPS of $15.75 to $16.50.  And even at the low end of the range, we now expect a modest year-to-year improvement in free cash flow for the year.  We’ve said from the beginning of the year the primary variable between the high and the low end of the guidance is our software revenue trajectory.  From a margin perspective, for the full year, we continue to expect to expand margin, driven by portfolio actions.  We also said we’ll continue a high level of investment and we’ll continue to return value to shareholders through both share repurchase and dividends.

For the third quarter, if you look back over the last few years, we typically see about a billion dollar decrease in revenue from second to third quarter.  There’s no reason to think this year would be different than our typical seasonality, so with one billion dollars less quarter to quarter, third quarter revenue would be about the same size as the first.  Now what is different is the mix of business relative to what we’ve seen historically, but even with that, we’ll continue to expand margin in the third quarter, driven by our portfolio actions.

When you look at some of the other dynamics in the third from a year-to-year perspective, currency impact, investments, workforce rebalancing, the third quarter profit trajectory looks a lot like the second.  Now, there are some differences, like we don’t have gain in last year’s third quarter results, but on balance, the year-to-year profit would be pretty similar to second quarter. This is true for the EPS trajectory as well.

Through the first half, relative to the low end of our guidance, we are at the same point as last year, and ahead of the year before.  In the third quarter, given the profit trajectory I just described, we expect to finish the third quarter with 63 percent to 64 percent of our low end EPS guidance achieved, consistent with prior years.  And then where we finish within the range for the full year really depends primarily on whether we have a change in trajectory in our software business.

Importantly, as we progress in our transformation, we’ll exit the year a higher value business.

Now Patricia and I will take your questions.

Closing

Thank you, Martin.  Before we begin the Q&A I’d like to mention a couple of items.

First, we have supplemental charts at the end of the slide deck that provide additional information on the quarter.  And second, I’d ask you to refrain from multi-part questions.

Operator, can you please open it up for questions.